Exhibit 4.7

FOURTH AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS FOURTH AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 30th day of July, 2004, by Publix Super Markets, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Plan further in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 10.1 is amended to read as follows:

10.1 Selection of Investment Funds. The Plan Administrator shall select three or more mutual or collective funds to be available to Participants for the investment of their Accounts. The available funds shall initially include at least one fund meeting the description below for Fund A, at least one fund meeting the description below for Fund B, and at least one fund meeting the description below for Fund C or Fund D. The Plan Administrator shall have the power to add or modify categories from time to time; provided however, that any modified categories of funds shall have at least as much diversity as the categories of funds set forth below:

(a)	Fund A - a money market or stable asset fund, which fund shall consist primarily of investment contracts issued by insurance companies, banks, and other financial institutions, commercial paper, U.S. Government or federal agency obligations, short-term corporate obligations, bank certificates of deposit and/or other types of short maturity investments;

(b)	Fund B - a bond fund, which fund shall consist primarily of United States treasury and agency bonds, notes and bills, corporate debt securities, mortgage and other asset-based securities, money market instruments, and/or types of comparable investments;

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(c)	Fund C - a balanced income and growth fund, which fund shall consist primarily of governmental and corporate bonds, common and preferred stocks, and other investments; and

(d)	Fund D - an equity fund, which fund shall consist primarily of common stock and other equity investments.

In addition, the Plan Administrator shall offer to Participants a Publix Stock Fund, which fund shall consist solely of common stock of the Company, except to the extent that cash contributions from Participants and/or the Company, loan payments from Participants, or the sales proceeds from the liquidation of other Participant-directed investments are held in the Other Investments Account of a Participant awaiting to be processed and invested in common stock of the Company on the next date the Plan is scheduled to purchase common stock of the Company from the Company and other Accounts.

2. Section 10.5 of the Plan is amended to read as follows:

10.5 Other Accounts. Notwithstanding the other provisions of this Article X, a Participant’s Matching Contributions Account shall initially (after contribution or upon restoration of forfeitures) be invested solely in the Publix Stock Fund. Thereafter, a Participant may designate the percentage of his Matching Contribution Account to be allocated to any fund under the same terms as savings contributions under section 10.2. A Participant may designate in accordance with section 10.2 the investment of assets that are then temporarily being held in his Other Investments Account at any time prior to the date of the purchase of common stock of the Company with such funds, in which event such funds will no longer be part of the Publix Stock Fund.

3. Section 11.1(b) of the Plan is amended to read as follows:

11.1 (b) Until otherwise directed by the Plan Administrator, the Vice President of Benefits Administration shall be authorized to coordinate the loan program set forth herein.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed this 30th day of July, 2004 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ John A. Attaway, Jr.	By:	/s/ William E. Crenshaw
	John A. Attaway, Jr., Secretary		William E. Crenshaw, President

“COMPANY”

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